EXHIBIT 99.1

Bone Care International, Inc. Reports Third Quarter
FY 2005 Financial Results

— Quarterly Hectorol® Sales of $22.0 Million, 89% Increase —

— Quarterly Profitability of $2.6 Million —

— Sales Guidance Increased to $82 — $83 Million —

Middleton, WI, April 26, 2005 — Bone Care International, Inc. (Nasdaq: BCII) today announced financial results for its third fiscal quarter and for the nine months ended March 31, 2005. The company reported quarterly sales for Hectorol® (doxercalciferol) of $22.0 million, compared to $11.6 million for the third quarter of fiscal 2004, representing an 89 percent increase. The company achieved its fifth consecutive quarter of increasing profitability with net income of $2.5 million, or $0.12 per share, compared with a net profit of $302,000, or $0.02 per share, in the third quarter of fiscal 2004. For the nine months ended March 31, 2005, Hectorol® sales were $59.0 million, an increase of $30.1 million, or 104 percent, from the same period in 2004. Net income was $5.6 million, or $0.27 per share, for the first nine months ended March 31, 2005, compared with a net loss of $2.3 million, or $0.16 per share, for the same period in 2004. The company ended the quarter with $119 million in cash and investments.

“Bone Care again delivered a strong performance during the third quarter,” said Paul L. Berns, President and Chief Executive Officer of Bone Care International. “We continued to advance our Hectorol® brand as evidenced by the first quarter in the history of the company where sales exceeded $20 million. In addition to increasing sales revenues in the quarter, we continued to execute strong fiscal management represented by our fifth consecutive quarter of increasing profitability. At the same time, we continue to make investments necessary to serve patients’ needs and to generate long-term growth.”

Gross margins on sales of Hectorol® were 74 percent and 75 percent, for the third quarter and for the nine months ended March 31, 2005, respectively.

Research and development expense was $3.1 million in the third quarter ended March 31, 2005, an increase of $0.3 million, or 12 percent, from the third quarter of 2004. For the nine months ended March 31, 2005, research and development expense was $8.9 million, an increase of $2.3 million, or 35 percent, from the same period in 2004. These increases were primarily attributed to a higher level of pre-clinical and clinical study activities.

Selling, general and administrative expense was $11.2 million in the third quarter, an increase of $5.4 million, or 93 percent, from the third quarter of 2004. For the nine months ended March 31, 2005, selling, general and administrative expense was $31.7 million, an increase of $14.2 million, or 82 percent, from the first nine months of fiscal 2004. Most of the increases in both the third quarter and nine months ended March 31, 2005 were related to the planned expansion of our sales organization, marketing and co-promotion expenses related to the sales of Hectorol® (doxercalciferol) 0.5 mcg Capsules and professional fees related to legal activities and Sarbanes Oxley compliance.

“The outstanding performance by our organization has allowed us to increase our sales guidance for fiscal 2005,” said Mr. Berns. “We are increasing our current sales range of $77 to $80 million to a range of $82 to $83 million for fiscal 2005. Our continued momentum is a direct reflection of the high level of execution by our commercial organization and the dedication and support of the entire company.”

Key events to note in the fourth fiscal quarter:

•	In April, the company announced the appointment of Charles W. Bishop, Ph.D., as Executive Vice President and Chief Scientific Officer.
•	The company is scheduled to present at both the Deutsche Bank Healthcare Conference in Baltimore and the R.W. Baird Growth Stock Conference in Chicago in May.
•	The company will be represented at the National Kidney Foundation meeting in Washington, D.C. in May. Six posters and abstracts will be presented covering a wide range of topics related to Hectorol® and D hormone treatment. Additionally, the company will be supporting, through an educational grant, a symposia related to the essential role of Vitamin D hormone in managing secondary hyperparathyroidism in early chronic kidney disease.

Management will host a conference call on Wednesday, April 27, 2005, at 9:00 a.m. CDT. The toll-free number within North America is 800-938-0653; the dial-in number for international participants is 973-321-1100. The call is available for playback until midnight on April 30, 2005 at 877-519-4471 within North America and at 973-341-3080 for international callers. The playback pass code is 5909260. The call can also be accessed via webcast and will be archived for playback at www.bonecare.com/conferencecall.

About Bone Care International

Bone Care International (www.bonecare.com) is a specialty pharmaceutical company engaged in the discovery, development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Our current commercial and therapeutic focus is in nephrology, utilizing Hectorol®, a novel vitamin D hormone therapy, to treat secondary hyperparathyroidism in patients with moderate to severe chronic kidney disease and end-stage renal disease. In addition to chronic kidney disease, the company is developing vitamin D hormone therapies to treat hyperproliferative disorders such as cancer and psoriasis.

Contact:

Bone Care International, Inc.
Brian J. Hayden
Chief Financial Officer
(608) 662-7800

This press release contains forward-looking statements. Statements relating to future sales, costs of sales, other expenses, profitability, financial resources, or products and production schedules, or statements that predict or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in the Company’s operations and business environment, including, among other factors, the ability of the Company and each of its suppliers of doxercalciferol, Hectorol® Injection and Hectorol® Capsules to meet the Company’s anticipated production schedules, technical risks associated with the development of new products, regulatory policies in the United States and other countries, risks associated with our ability to avoid or minimize delays in/or interruption of the manufacture and supply of our products, including the approvals of regulatory authorities in connection therewith, reimbursement policies of public and private health care payors, introduction and acceptance of new drug therapies, competition from existing products and from new products or technologies, the failure by the Company to produce anticipated cost savings or improve productivity, the timing and magnitude of capital expenditures and acquisitions, currency exchange risks, economic and market conditions in the United States, Europe and the rest of the world, and other risks associated with the Company’s operations. The Company disclaims any obligation to update any such factors or to publicly announce any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

BONE CARE INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
PRODUCT SALES	$21,989,005	$11,617,323	$58,955,861	$28,857,850
COST AND OPERATING EXPENSES:
Cost of product sales	5,743,386	2,744,371	14,448,524	7,227,293
Research and development	3,133,790	2,794,542	8,902,450	6,606,760
Selling, general and administrative	11,234,852	5,803,602	31,735,003	17,431,151

	20,112,028	11,342,515	55,085,977	31,265,204

Income (loss) from operations	1,876,977	274,808	3,869,884	(2,407,354)
INTEREST INCOME, net	667,150	27,324	1,720,727	129,409

NET INCOME (LOSS)	$2,544,127	$302,132	$5,590,611	$(2,277,945)

Net income / (loss) per common share — basic	$0.13	$0.02	$0.28	$(0.16)

Net income / (loss) per common share — diluted	$0.12	$0.02	$0.27	$(0.16)

Shares used in computing basic net income / (loss) per common share	20,034,545	14,329,963	19,630,778	14,290,162

Shares used in computing diluted net income / (loss) per share	21,113,361	16,555,748	20,978,178	14,290,162

Certain prior period amounts in the financial statements have been reclassified to conform to the fiscal 2005 presentation.

BONE CARE INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

(Unaudited)

	March 31, 2005	June 30, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$78,751,817	$45,325,671
Marketable securities	40,248,991	68,776,698
Accounts receivable, net	10,634,176	4,732,698
Inventory	8,114,473	6,785,288
Other current assets	3,037,476	2,336,362

Total current assets	140,786,933	127,956,717
Marketable securities — non current	—	908,376
Property, plant and equipment, net	2,573,550	1,526,638
Patent fees, net	1,969,488	1,785,045
Goodwill	359,165	359,165

	$145,689,136	$132,535,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	9,839,937	6,490,488
Accrued compensation payable	1,905,810	2,890,728
Accrued clinical study and research costs	554,525	1,001,818
Deferred revenues	395,607	—
Allowance for sales returns	90,419	100,000
Other accrued liabilities	173,115	214,010

Total current liabilities	12,959,413	10,697,044
LONG-TERM LIABILITIES	61,168	100,388
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	183,621,987	178,868,933
Unearned compensation	(1,803,854)	(2,411,054)
Accumulated other comprehensive loss	(20,819)	—
Accumulated deficit	(49,128,759)	(54,719,370)

Total shareholders’ equity	132,668,555	121,738,509

	$145,689,136	$132,535,941